EXHIBIT (5)

                                   August 25, 1999


Harleysville Group Inc.
355 Maple Avenue
Harleysville, PA 19438

     Re:  Registration Statement on Form S-8 for
          123,500 Shares of Common Stock
          ---------------------------------------

Ladies and Gentlemen:

     As counsel for Harleysville Group Inc., a Delaware corporation (the "Company"), we are furnishing this opinion in connection with the above-captioned Registration Statement relating to the issuance and sale of 123,500 shares of Common Stock, par value $1.00 per share, of the Company (the "Shares") pursuant to the Company's Year 2000 Directors' Stock Option Program. We have participated in the preparation of the Registration Statement and have also examined the Company's Certificate of Incorporation, as amended and restated, and By-laws and resolutions of the Board of Directors and the stockholders of the Company.

     Our opinion set forth below is limited to the General
Corporation Law of the State of Delaware.

     In our opinion, the Shares originally issued by the Company to participants under the Program have been duly authorized and, when issued in accordance with the laws of the Program, will be validly issued, fully paid and non-assessable.

     We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement. In giving this opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

                              Very truly yours,



                              /s/MORGAN,LEWIS & BOCKIUS LLP